UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 7, 2012

Ring Energy, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53920	90-0406406
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

6555 South Lewis Street, Tulsa, OK	74136
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (918) 499-3880

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

      . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      . Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      . Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On November 7, 2012, we entered into an Agreement and Plan of Merger with CRH Mississippi South Fund, an Oklahoma corporation (“CRH”), and its sole shareholder, Calvin R. Hullum, Jr., and with Pontious Mississippi South Fund, an Oklahoma corporation (“Pontious”), and its sole shareholder, Charles M. Crawford (the “Merger Agreement”), whereby CRH and Pontious would be merged with and into our company.  Upon completion of the merger, each of Messrs. Hullum and Crawford would receive 312,500 shares of our common stock and would collectively receive cash in the amount of $2,320,000.  Closing is scheduled for on or before November 19, 2012.

CRH and Pontious collectively hold oil and gas leases which cover approximately 11,141.5 net mineral acres, including producing wells located thereon, as well as personal property, equipment, fixtures and improvements used in connection with production.  The leases are located in Gray, Finney and Haskell Counties, Kansas, and are generally known as Groups I, II, III, and IV.

Closing of the definitive agreement will be subject to completion of customary due diligence by the parties.  The definitive agreement may be terminated by mutual consent, a material breach of the agreement, or if closing does not occur by December 1, 2012.  The agreement also provides for mutual indemnification in the event of breach of representations and warranties of the agreement or the failure of a party to perform its or his obligations thereunder.

Following closing we will receive all proceeds from the sale of hydrocarbons produced or saved from and after December 1, 2012, together with any other generated revenues arising from the assets, and CRH and Pontious will receive such proceeds through November 30, 2012.

The shares to be issued to the shareholders of the target companies will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date:  November 13, 2012

By: /s/ William R. Broaddrick

William R. Broaddrick

Interim Chief Executive Officer

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